Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-152700 on Form S-1 of our report dated April 16, 2012, relating to the consolidated financial statements and financial statement schedule of Tree.com, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of discontinued operations and a change in reportable segments), appearing in the Annual Report on Form 10-K of Tree.com, Inc., for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

July 13, 2012